                                KENNAMETAL INC.
                          LATROBE, PENNSYLVANIA 15650

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 30, 1995

To the Stockholders of Kennametal Inc.:

     The Annual Meeting of Stockholders of Kennametal Inc. will be held at the Corporate Technology Center, located on Route 981 South, approximately 1/4 mile south of its intersection with U.S. Route 30 near Latrobe, Unity Township, Pennsylvania, on Monday, October 30, 1995, at 2:00 p.m., to consider and act upon the following matters:

     1. The election of three directors for terms to expire in 1998;

     2. The election of auditors for the fiscal year ending June 30, 1996;

     3. The approval of a new Performance Bonus Stock Plan; and

     4. Such other business as may properly come before the meeting.

     The Board of Directors has fixed Tuesday, September 5, 1995, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     IF YOU ARE UNABLE TO ATTEND THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                                     David T. Cofer
                                                       Secretary

September 22, 1995

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                OCTOBER 30, 1995

     This proxy statement is being furnished to the stockholders of Kennametal Inc. (the "Corporation") in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the Annual Meeting of Stockholders which is scheduled to be held on October 30, 1995. Only holders of capital stock, par value $1.25 per share, of the Corporation ("Capital Stock") of record at the close of business on September 5, 1995, will be entitled to vote at the meeting. On that date there were 26,614,444 shares of Capital Stock outstanding and entitled to one vote per share (share numbers throughout this proxy statement reflect the two-for-one stock split effected by the Corporation on August 22, 1994 (the "Stock Split")). Any stockholder who executes and returns the proxy may revoke it at will at any time prior to the voting of the proxy, but revocation of the proxy will not be effective until written notice thereof has been received by the Secretary of the Corporation. The proxy may also be revoked by voting in person at the meeting or by delivering a later dated, signed proxy. The shares represented by all properly executed proxies received by the Secretary in the accompanying form of proxy prior to the meeting and not so revoked will be voted. Where a choice is specified on the form of proxy, the shares will be voted in accordance with the choice made therein. If no such choice is made, the shares will be voted in accordance with the recommendation of the Board of Directors. Under Pennsylvania law and the Corporation's Articles of Incorporation and By-Laws, abstentions and broker non-votes will have no effect on matters to be voted on at the Annual Meeting since directors are elected by plurality vote and auditors are to be elected by the affirmative vote of at least a majority of the votes cast by stockholders present, in person or by proxy, at the meeting. With respect to approval of the new Performance Bonus Stock Plan, however, abstentions and broker non-votes will have the effect of a no vote since plan approval requires the affirmative vote of at least a majority of the shares of Capital Stock present and entitled to vote at the annual meeting. A majority of the named proxies who shall be present and shall act at the meeting (or if only one shall be present and act, then that one) may exercise all powers granted to them by the proxies solicited hereunder. The address of the principal executive offices of the Corporation is Route 981 at Westmoreland County Airport, P.O. Box 231, Latrobe, Pennsylvania 15650, and the date this proxy statement was mailed to stockholders was on or about September 22, 1995.

                             ELECTION OF DIRECTORS

     Three directors are to be elected to hold office as Directors of the Third Class for terms of three years, and until their successors are elected and qualified.

     The holders of Capital Stock have cumulative voting rights in the election of directors. In voting for directors, a stockholder has the right to multiply the total number of shares which the stockholder is entitled to vote by the number of directors to be elected in each class, and to cast the whole number of votes so determined for one nominee in the class or to distribute them among the nominees if more than one nominee is named in such class. Proxies who vote at the meeting on behalf of a stockholder will have the discretion to and may exercise such cumulative voting rights.

     The persons named in the enclosed form of proxy were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the meeting for the election of the following nominees named to serve as directors. The nominees for election for terms of three years in the Third Class of Directors are Aloysius T. McLaughlin, Jr., Larry Yost and A. Peter Held, who have served as directors since 1986, 1987 and 1995, respectively. Mr. Held will take the place of Robert Eslyn, a director since 1988, who is retiring on October 30, 1995. Mr. Held was first appointed to the Board of Directors on January 30, 1995, to fill a vacancy created by the retirement of Eugene R. Yost. As a result of the foregoing, the size of the Board of Directors will be reduced to nine.

     If at the time of the meeting any of the foregoing nominees is not available to serve as a director, an event which the Corporation has no reason to anticipate, the Corporation has been informed that the persons named in the enclosed form of proxy intend to vote the shares represented by them at the meeting for such other person or persons, if any, as may be nominated by the Board of Directors.

     The following table provides certain information concerning each nominee for election as a director and each director whose term of office will continue after the meeting.

                                                   PRINCIPAL OCCUPATION
     NAME, AGE AND YEAR                         AND DIRECTORSHIPS OF OTHER
      FIRST ELECTED (1)                      PUBLICLY-TRADED CORPORATIONS (2)
-----------------------------   -----------------------------------------------------------
Nominees For Directors of the Third Class Whose Terms Expire in 1998

A. Peter Held                   President of Cooper Power Tools Division of Cooper
Age: 51                         Industries, Inc. (a manufacturer and marketer of industrial
Director since 1995             power tools), having served as Vice President and General
                                Manager International of its Champion Spark Plug Division
                                from 1992 to 1994, and as Vice President International
                                Operations for its Cooper Hand Tools Division until 1992.

Aloysius T. McLaughlin, Jr.     Consultant to Dick Corporation (a general contractor),
Age: 60                         having served as Vice Chairman from 1993 to 1995 and as
Director since 1986             President and Chief Operating Officer from 1985 until 1993.

Larry Yost                      President, Heavy Vehicle Systems, Rockwell International
Age: 57                         Corporation (a provider of components for heavy vehicles),
Director since 1987             having previously served as Senior Vice President of the
                                Operations Group of Allen-Bradley Company until November
                                1994.

Directors of the First Class Whose Terms Expire in 1996

Peter B. Bartlett               General Partner of Brown Brothers Harriman & Co. (private
Age: 61                         bankers). Director of Erie Indemnity Company.
Director since 1975

Warren H. Hollinshead           Retired effective September 1, 1994, as Executive Vice
Age: 59                         President of Westinghouse Electric Corporation (a
Director since 1990             technology-based manufacturing and services company), a
                                position he held since March 1, 1994, having previously
                                served as Executive Vice President--Chief Financial Officer from January 1991 until March 1994, Vice President, Deputy
                                Finance from July 1990 until January 1991, Vice President,
                                Treasurer from February until July 1990, and Vice
                                President, Corporate Development from January 1988 until
                                February 1990.

Robert L. McGeehan              President of the Corporation since July 1989 and Chief
Age: 58                         Executive Officer since October 1991. Served as Director of
Director since 1989             Metalworking Systems Division from 1988 to 1989, and as
                                General Manager of Machining Systems Division from 1985 to
                                1988.

                                                   PRINCIPAL OCCUPATION
     NAME, AGE AND YEAR                         AND DIRECTORSHIPS OF OTHER
      FIRST ELECTED (1)                      PUBLICLY-TRADED CORPORATIONS (2)
-----------------------------   -----------------------------------------------------------
Directors of the Second Class Whose Terms Expire in 1997

Richard C. Alberding            Retired, having served as Executive Vice President,
Age: 64                         Marketing and International, of Hewlett-Packard Company (a
Director since 1982             designer and manufacturer of electronic products for
                                measurement and computation). Director of Walker
                                Interactive Systems, Sybase, Inc., E.P. Technologies, Inc.,
                                Digital Microwave Corp., Paging Network Inc., Quickturn
                                Design Systems Inc. and Digital Link Corporation.

Quentin C. McKenna              Chairman of the Board of Directors of the Corporation. Also
Age: 69                         served as President until July 1989 and as Chief Executive
Director since 1971             Officer until October 1991. Director of Interlake
                                Corporation.

William R. Newlin (3)           Managing Director of Buchanan Ingersoll Professional
Age: 54                         Corporation (attorneys at law). General Partner of CEO
Director since 1982             Venture Fund
                                (a private venture capital fund).

---------

(1) Each current director has served continuously since he was first elected. Alex G. McKenna, who is not named in the table, is Director Emeritus.

(2) Unless otherwise shown in the table, each person named has served in his principal occupation during the past five years.

(3) The law firm of which William R. Newlin is a member performed services for the Corporation during fiscal years 1995 and 1996.


                    BOARD OF DIRECTORS AND BOARD COMMITTEES

     The Corporation's Board of Directors held four meetings during the year ended June 30, 1995. The committees of the Board of Directors include an Executive Committee, an Audit Committee, a Committee on Executive Compensation and a Nominating Committee. Each director attended at least 75% of the meetings of the Board of Directors and any committee of which he is a member.

     Executive Committee: The Executive Committee met four times during the past fiscal year. The Committee's duties include monitoring performance of the Corporation's business plan, reviewing certain business strategies and reviewing management performance and succession. The following directors currently comprise the Committee: William R. Newlin (Chairman), Peter B. Bartlett, Aloysius T. McLaughlin, Jr. and Richard C. Alberding.

     Audit Committee: The Audit Committee met five times during the past fiscal year. The Committee's primary function is to evaluate management's performance of its financial reporting responsibilities including the annual report and proxy materials. The Committee also reviews the internal financial and operational controls of the Corporation, monitors the fees, results and effectiveness of the annual audit and compliance with the Corporation's code of business conduct and the independence of the public accountants. The Committee also reviews compliance with legal and regulatory and employee benefit plan reporting requirements and monitors critical management information systems. The Committee recommends to the Board of Directors for approval by the Board of Directors and the stockholders the election of the independent public accountants. The following directors currently comprise the Committee: Richard
C. Alberding (Chairman), Peter B. Bartlett and Larry Yost.

     Committee on Executive Compensation: The Committee on Executive Compensation met six times during the past fiscal year. The Committee's duties include the setting of compensation rates of the

Corporation's officers, the determination of additional compensation, if any, to be awarded to such officers, and the administration of the Stock Option Plan of 1982, the Stock Option and Incentive Plan of 1988 and the Stock Option and Incentive Plan of 1992. The following directors currently comprise the
Committee: Aloysius T. McLaughlin, Jr. (Chairman), Warren H. Hollinshead and A. Peter Held. The report of the Committee on Executive Compensation appears elsewhere in this Proxy Statement.

     Nominating Committee: The Nominating Committee met twice during the past fiscal year. The Committee's duties include recommending to the Board of Directors nominees for directors to be elected at the Annual Meeting of Stockholders or to be elected to fill any vacancies in the Board of Directors which may occur. The Committee considers nominees recommended by stockholders. Pursuant to the By-Laws of the Corporation, stockholder recommendations of nominees for the Board must be submitted in advance of any meeting and must comply with certain requirements set forth in the By-Laws. See "Stockholder Proposals and Nominating Procedures" on page 18 of this Proxy Statement. The following directors currently comprise the Committee: Robert L. McGeehan (Chairman), Robert N. Eslyn and Larry Yost.

     Directors who are not employees of the Corporation each receive compensation from the Corporation for services as a director at an annual rate of $24,000. Members of the Audit Committee and members of the Committee on Executive Compensation who are not employees of the Corporation each receive additional annual compensation of $3,900. Nonemployee directors who are members of the Executive Committee receive a fee of $1,100 per Executive Committee meeting. Nonemployee directors who are members of the Nominating Committee receive a fee of $900 per meeting. Under the Deferred Fee Plan for Outside Directors (the "Deferred Fee Plan"), directors are permitted annually to request that the payment of any compensation that may be payable to them for services as a director or committee member be deferred for payment, with interest, at a later time. The deferred payments would be actually funded by a transfer of cash into a deferred compensation trust (a so-called "Rabbi Trust"), administered by an independent trustee, upon the occurrence of a threatened or actual change in control of the Corporation (as defined in the deferred compensation trust agreement). Under the Corporation's Directors Stock Incentive Plan, any director who is not an employee may elect to receive shares of the Corporation's Capital Stock in lieu of all or a portion of any consideration payable for services as a director that is not deferred pursuant to the Deferred Fee Plan. In addition, any director who is not an employee may elect to receive credits, representing shares of the Corporation's Capital Stock ("Stock Credits"), with respect to all or a portion of any consideration deferred pursuant to the Deferred Fee Plan. Directors who are not employees of the Corporation also receive $50,000 of life insurance coverage which is paid for by the Corporation. Directors who are employees of the Corporation do not receive any compensation for services as a director or as a member of any committee of the Board of Directors.

                         OWNERSHIP OF CAPITAL STOCK BY
                   DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of the Corporation's Capital Stock as of August 12, 1995, by each director, each nominee for director, each Named Executive Officer (as hereinafter defined) and all directors and executive officers as a group.

                                                                 AMOUNT OF
                                                           BENEFICIAL OWNERSHIP
                    NAME OF BENEFICIAL OWNER                      (1)(2)
         -----------------------------------------------  -----------------------
         Richard C. Alberding...........................              234(3)
         Peter B. Bartlett..............................              800
         Robert N. Eslyn................................           17,528
         Warren H. Hollinshead..........................            1,880(4)
         Robert L. McGeehan.............................          190,463(5)
         Quentin C. McKenna.............................           20,438
         Aloysius T. McLaughlin, Jr.....................           22,529
         William R. Newlin..............................            7,297(6)
         Larry Yost.....................................                0
         H. Patrick Mahanes, Jr.........................           76,875
         Richard J. Orwig...............................           66,927
         David B. Arnold................................           77,032
         Richard C. Hendricks...........................           64,875(7)
         A. Peter Held..................................                0
         Directors and Executive Officers as a
           Group (17 persons)...........................          637,701(8)

---------

(1) The figures shown include 149,672, 70,920, 53,938, 55,756, 29,823 and
    445,340 shares over which Messrs. McGeehan, Mahanes, Orwig, Arnold and Hendricks and all directors and executive officers as a group, respectively, have the right to acquire within 60 days of August 12, 1995, pursuant to the Corporation's stock option plans.

(2) No individual beneficially owns in excess of one percent of the total shares outstanding. Directors and executive officers as a group beneficially own 2.4% of the total shares outstanding. Unless otherwise noted, the shares shown are subject to the sole voting and investment power of the person named.

(3) All such shares are owned jointly by Mr. Alberding and his wife.

(4) All such shares are owned jointly by Mr. Hollinshead and his wife.

(5) The figure shown includes 8,214 shares owned jointly by Mr. McGeehan and his wife.

(6) The figure shown includes 605 shares owned by Mr. Newlin's wife, of which shares he has disclaimed beneficial ownership.

(7) The figure shown includes 4,000 shares owned jointly by Mr. Hendricks and his wife.

(8) In addition to these shares, Messrs. Bartlett, McLaughlin, Newlin and Yost hold Stock Credits for an aggregate of 8,013 shares to which they are entitled, respectively, at certain dates in the future pursuant to the Deferred Fee Plan described on page 4.


                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation paid by the Corporation during its last three fiscal years to its Chief Executive Officer and each of the four most highly compensated executive officers of the Corporation (the "Named Executive Officers") whose aggregate direct remuneration exceeded $100,000 during the fiscal year ended June 30, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                   ANNUAL COMPENSATION                AWARDS          ALL OTHER
   NAME AND PRINCIPAL       ---------------------------------      ------------      COMPENSATION
        POSITION            YEAR      SALARY($)      BONUS($)       OPTIONS(#)        (2)(3)($)
-------------------------   ----      ---------      --------      ------------      ------------
Robert L. McGeehan,         1995       463,662       375,000           45,000            11,827
  President and             1994       383,541       290,000          100,000(1)         16,349
  Chief Executive Officer   1993       363,039       124,119              -0-            15,707

H. Patrick Mahanes, Jr.,    1995       265,345       160,000           25,800             6,241
  Vice President,           1994       217,711       100,000              -0-             8,436
  Chief Operating Officer   1993       196,027        50,000              -0-             7,682

Richard J. Orwig,           1995       215,072       140,000           20,793             6,461
  Vice President,           1994       177,728       100,000              -0-             7,443
  Chief Financial and       1993       158,614        35,000              -0-             6,227
  Administrative Officer

David B. Arnold,            1995       211,504       100,000           20,756             6,716
  Vice President and        1994       201,835        60,000              -0-             7,691
  Chief Technical Officer   1993       193,277        30,000              -0-             8,405

Richard C. Hendricks,       1995       180,357        60,000           11,823             6,709
  Vice President,           1994       169,722        60,000              -0-             7,292
  Director of Corporate     1993       160,558        19,997              -0-             6,540
  Business Development

---------

(1) Adjusted for the effect of the Stock Split.

(2) This figure includes imputed income based upon premiums paid by the Corporation to secure and maintain for certain officers, including all executive officers of the Corporation who elect to participate, a $500,000 term life insurance policy on the life of such officer until he or she reaches age 65. For Mr. McGeehan alone, this figure also includes $966 paid for Medicare tax and income tax gross-up on supplemental pension benefit accrual.

(3) This figure includes amounts contributed by the Corporation under its Thrift Plan. Eligible employees may elect to contribute 2% to 12% of their monthly compensation (salary and, if applicable, bonus) to this plan. The Corporation contributes to each participant's account an amount equal to one-half of that portion of the employee's contribution which does not exceed 6% of the employee's compensation. Contributed sums are invested in proportions as directed by the employee in an Equity Fund, a Fixed Income Fund and a Balanced Fund (consisting of both equity and fixed income securities), each managed by investment management companies, and can be withdrawn by the employee only upon the occurrence of certain events. Certain terms of this plan are designed to make available to participants the provisions of section 401(k) of the Internal Revenue Code, which permit elective employee contributions on a pre-tax basis.


EMPLOYMENT AGREEMENTS

     The Corporation has agreements with the Named Executive Officers and two
(2) other executive officers whereby, subject to review by the Board of Directors and a provision for termination without cause by either party upon written notice, they will be employed by the Corporation. The agreements generally provide that the officers will devote their entire time and attention to the business of the Corporation, will refrain during employment and for three years thereafter from competing with the Corporation, and will not disclose confidential or trade secret information belonging to the Corporation. These agreements also require the officers to assign to the Corporation all inventions conceived or made during their employment by the Corporation. The agreements provide for severance payments upon termination of employment occurring either before or after a change in control of the Corporation. Change in control is defined to include a business combination involving the Corporation or the acquisition of more than 25% of the Corporation's outstanding Capital Stock by persons not then affiliates of the Corporation, coupled with a change in membership of at least a majority of the directors, not approved by at least two-thirds ( 2/3) of the Corporation's directors immediately prior to the change in control.

     In the event of termination of his employment by the Corporation prior to a change in control, each officer would receive as severance pay an amount equal to three months' base salary at the time of such termination. In the event of termination of employment by either party at or after a change in control of the Corporation, each officer would receive as severance pay during the four consecutive years following such termination 85%, 70%, 60% and 50%, respectively, of the sum of (i) his respective annual base salary at the date of termination or, at the officer's election, his salary as of the beginning of the month preceding the month in which the change in control occurs, and (ii) his bonus for the fiscal year ended immediately prior to the date of termination or, at the officer's election, his bonus for the next prior fiscal year. During such severance payment period, the officer would receive the same medical and group insurance benefits that he received at the date of termination. Severance payments following a change in control of the Corporation would cease to any officer who enters the employment of a competitor, or upon the expiration of nine months of employment with any other employer, or in any event when the officer attains the age of sixty-five.

     In addition to the severance payments, the agreements provide for the annual payment of supplemental retirement benefits for life following termination of active employment by retirement or disability which vest in equal annual increments over a term of five years commencing on the officer's 56th birthday or which vest completely upon the occurrence of a change in control of the Corporation whether or not the transaction or election causing the change in control is approved by at least two-thirds ( 2/3) of the directors. If the officer dies while actively employed or receiving such payments, his spouse or other designated beneficiary will receive annually up to 50% of the vested amount for life. The severance payments and the accrued supplemental retirement benefits could be actually funded by the transfer of cash into the Rabbi Trust upon the occurrence of a threatened or actual change in control of the Corporation (as defined in the deferred compensation trust agreement).

STOCK OPTIONS

     The Kennametal Inc. Stock Option and Incentive Plan of 1988 (the "1988 Plan") provides for the granting of nonstatutory and incentive stock options and share awards covering 1,000,000 shares of the Capital Stock of the Corporation. The Kennametal Inc. Stock Option and Incentive Plan of 1992 (the "1992 Plan") provides for the granting of nonstatutory and incentive stock options and share awards covering the lesser of 1,500,000 shares (gross) and 1,000,000 shares
(net) of the Corporation's Capital Stock. Although options are still outstanding under the Kennametal Inc. Stock Option Plan of 1982, as amended, no further grants of options may be made under that plan.

     Under each of the plans, the price at which shares covered by an option may be purchased must not be less than the fair market value of such shares at the time the option is granted or, in the case of the non-qualified stock options granted under the 1992 Plan, at not less than 75% of the fair market value. The purchase price must be paid in full at the time of exercise either in cash or, in the discretion of the Committee administering the plan, by delivering shares of the Corporation's Capital Stock or a combination of shares and cash having an aggregate fair market value equal to the purchase price. Under the 1988 Plan, any shares of the Corporation's Capital Stock delivered as payment, in whole or in part, of the purchase price must have been held by the optionee for at least six months.

     The following table sets forth information concerning options granted to the Named Executive Officers during the fiscal year ended June 30, 1995:


                              OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANT
                             ----------------------------------------------------------    GRANT DATE
                                               % OF TOTAL                                   VALUE(2)
                                                OPTIONS                                    ----------
                                               GRANTED TO     EXERCISE OR                  GRANT DATE
                                OPTIONS       EMPLOYEES IN    BASE PRICE     EXPIRATION     PRESENT
          NAME               GRANTED(1)(#)    FISCAL YEAR      ($/SHARE)        DATE       VALUE ($)
------------------------     -------------    ------------    -----------    ----------    ----------
Robert L. McGeehan........       45,000            22%          $ 24.75        8/22/04       418,653
H. Patrick Mahanes, Jr....       25,800            13%          $ 24.75        8/22/04       240,027
Richard J. Orwig..........       20,793            10%          $ 24.75        8/22/04       193,445
David B. Arnold...........       20,756            10%          $ 24.75        8/22/04       193,101
Richard C. Hendricks......       11,823             6%          $ 24.75        8/22/04       109,994

---------

(1) Such options were granted with an exercise price equal to the fair market value of the Capital Stock on the date of grant. Generally, such options became exercisable only if the fair market value of the Capital Stock increased by 15% over the exercise price and only after one year from the date of grant. Additionally, such options require the optionee to hold ten percent of the shares received from any exercise for a two-year period from the date of exercise.

(2) Based on the Black-Scholes Option Valuation model adjusted for dividends to determine grant date present value of the options. The Corporation does not advocate or necessarily agree that the Black-Scholes model properly reflects the value of an option. The assumptions used in calculating the option value include the following: a risk-free interest rate of 7.24% (the rate applicable to a ten-year treasury security at the time of the award); a dividend yield of 2.424% (the annualized yield at the date of grant); volatility of 25.50% (calculated using daily stock returns for the twelve-month period preceding the option award); a stock price at date of grant of $24.75; the exercise price at which these options were granted was equal to the fair market value on the date of grant. No adjustments were made for forfeitures or vesting restrictions on exercise. The value of these options under the Black-Scholes model of option valuation applying the preceding assumptions is $9.30339 per share. The ultimate values of the options will depend on the future market price of the Corporation's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Corporation's stock over the exercise price on the date the option is exercised.


     The following table sets forth information concerning options to purchase the Corporation's Capital Stock held by the Named Executive Officers:


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES
                                                                                      VALUE OF
                                                                 NUMBER OF           UNEXERCISED
                                                                UNEXERCISED         IN-THE-MONEY
                                                                  OPTIONS              OPTIONS
                                                                 AT FISCAL            AT FISCAL
                                                   VALUE        YEAR END (#)        YEAR END ($)
                             SHARES ACQUIRED     REALIZED       EXERCISABLE/        EXERCISABLE/
          NAME               ON EXERCISE (#)        ($)        UNEXERCISABLE        UNEXERCISABLE
------------------------     ---------------    -----------    --------------    -------------------
Robert L. McGeehan........        13,080          224,447      104,672/84,392    1,514,406/1,162,521
H. Patrick Mahanes, Jr....         5,880           83,506       30,120/25,800        551,875/259,612
Richard J. Orwig..........         1,225           12,594       22,145/20,793        400,678/209,230
David B. Arnold...........         6,000          117,375       24,000/20,756        434,938/208,857
Richard C. Hendricks......             0                0       18,000/11,823        327,688/118,969


RETIREMENT BENEFITS

     The following table indicates, for purposes of illustration, the approximate annual retirement benefits that would be payable at the present time on a straight life annuity basis pursuant to the Kennametal Inc. Retirement Income Plan and agreements providing supplemental retirement benefits under various assumptions as to salary and years of service to employees in higher salary classifications. The amounts shown have not been adjusted for Social Security offset.

                          ANNUAL BENEFIT UPON RETIREMENT WITH YEARS OF CREDITED
                                            SERVICE INDICATED
                       ------------------------------------------------------------
ANNUALIZED COVERED
   COMPENSATION           15           20           25           30           35
------------------     --------     --------     --------     --------     --------
     $ 75,000          $ 22,500     $ 30,000     $ 37,500     $ 41,250     $ 45,000
      100,000            30,000       40,000       50,000       55,000       60,000
      150,000            45,000       60,000       75,000       82,500       90,000
      200,000            60,000       80,000      100,000      110,000      120,000
      250,000            75,000      100,000      125,000      137,500      150,000
      300,000            90,000      120,000      150,000      165,000      180,000
      350,000           105,000      140,000      175,000      192,500      210,000
      400,000           120,000      160,000      200,000      220,000      240,000

     Pursuant to the Kennametal Inc. Retirement Income Plan, annual benefits payable upon retirement to eligible salaried employees are calculated based upon a monthly benefit equal to 2% of Covered Compensation for each year of credited service up to a maximum of twenty-five years, plus 1% of Covered Compensation for each year of credited service over twenty-five years, less 1.5% of the primary monthly Social Security Benefit payable for each year of credited service up to a maximum of 33 1/3 years (50% of the monthly Social Security Benefit). Covered Compensation is based on average monthly earnings, consisting solely of base salary and bonus (which amounts for the past three fiscal years are included in the Salary and Bonus columns of the Summary Compensation Table), for the nine years out of the last twelve years of service immediately preceding retirement during which the highest compensation was received. The entire cost of this plan is paid by the Corporation. Under the Internal Revenue Code, certain limits are imposed on payments under this plan. Payments in excess of the maximum annual pension benefits payable under this plan to the Named Executive Officers and certain other executive officers would be paid pursuant to agreements with such individuals providing for the annual payment of supplemental retirement benefits, as more fully described under the section "Employment Agreements" above.

     As of June 30, 1995, the credited years of service under the Retirement Income Plan for the Named Executive Officers were approximately: Robert L. McGeehan, 22 years; H. Patrick Mahanes, Jr., 10 years; Richard J. Orwig, 11 years; David B. Arnold, 16 years; and Richard C. Hendricks; 16 years.

     Annualized Covered Compensation as of June 30, 1995, for purposes of the retirement benefits table set forth above for the Named Executive Officers is as follows: Robert L. McGeehan, $148,417; H. Patrick Mahanes, Jr., $143,882; Richard J. Orwig, $131,015; David B. Arnold, $150,000; and Richard C. Hendricks, $143,744.

                        REPORT OF THE BOARD OF DIRECTORS
                      COMMITTEE ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PHILOSOPHY

Executive and managerial compensation programs at the Corporation are designed and implemented with certain guiding principles in mind:

    - To link the interests of executives and managers to the interests of the stockholders and other potential investors.

    - To provide incentives for working toward increasing the market value of the stock and to increase stockholder value through value management.

    - To provide incentives for strategic vision and decision-making that will promote the longer-term health and viability of the Corporation.

    - To provide incentives for innovation, quality management, responsiveness to customer needs, value-added products and services, and an action-oriented approach to opportunities in the marketplace.

    - To attract and retain individuals with the leadership and technical skills required to carry the Corporation forward into the future, given the belief that the Corporation's human resources can provide a competitive advantage in the marketplace.

GENERAL COMPENSATION PLAN DESIGN

Executive and management compensation plans consist of (1) a long-term element,
(2) annual performance rewards, (3) basic compensation, and (4) executive ownership goals.

    - The primary vehicle for providing long-term incentives is the Corporation's stock option plan. The belief is that key executives and certain managers should hold stock options in such quantities as to provide an incentive to make decisions and take actions that will enhance the performance of the Corporation and increase its value. The interests of stockholders and executives are tied together by the market value of the stock.

    - Annual performance rewards include a management performance bonus plan and annual base salary merit increases.

      - The Management Performance Bonus Plan for executives and managers, is designed to closely tie bonus awards to corporate performance, unit performance, and individual contribution, relative to the Corporation's business plans, strategies, and stockholder value creation. The Bonus Plan is also intended to maintain management compensation at a competitive level, as indicated by published compensation surveys.

      - The annual Base Salary Merit Increase Review for executives provides rewards for more qualitative achievements in innovation, quality, service to the customer, and leadership.

        Consideration is given to competitive salary increases that are being awarded by other industrial firms, as indicated by published salary surveys.

    - Basic compensation, for executives, is intended to be competitive in the employment market and is designed to attract, retain, and motivate high-quality individuals. Basic compensation includes base salary, flexible and fixed benefit plans, minor executive perquisites, and the Supplemental Executive Retirement Plan.

    - In 1995, executive stock ownership goals were established by the Chief Executive Officer, ratified by the Board of Directors Committee on Executive Compensation, and presented to the Board of Directors. The ownership goals are voluntary but very much encouraged.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    - The Chief Executive Officer, Mr. Robert L. McGeehan, received a stock option award of 45,000 shares on August 23, 1994. The option price was the average of the high and low market prices on the date of the award. The option may not be exercised prior to one year after the award date, may not be exercised until the stock price appreciates 15%, and 10% of shares exercised must be held in ownership for a period of two years following the exercise date. On August 1, 1994, the option award was approved by the Board of Directors.

    - Under the plan design of the Management Performance Bonus Plan for Fiscal Year 1995, a stockholder value creation target and a bonus pool were calculated by management and approved by the Board of Directors. Based on the actual level of stockholder value creation in Fiscal Year 1995 and on specific personal achievements, the Committee recommended a bonus award of $375,000 for the Chief Executive Officer. On July 31, 1995, Mr. McGeehan's bonus award was approved by the Board of Directors.

    - Mr. McGeehan's base salary was reviewed by the Board of Directors Committee on Executive Compensation in July 1994 and, again, in January 1995. In recognition of Mr. McGeehan's leadership and performance as Chief Executive Officer of the Corporation, and in consideration of competitive salary survey data, the Committee recommended a base salary increase to $450,000, effective August 1, 1994, then to $493,680, effective February 1, 1995. The two increases were approved by the Board of Directors on August 1, 1994 and January 30, 1995, respectively. The base salary increase, the aforementioned bonus award, and the aforementioned stock option award, constituted a coordinated compensation program for Mr. McGeehan's leadership in the continuing integration of Kennametal Hertel AG and Kennametal, in exceeding corporate value creation goals, and in the general growth and performance of the Corporation.

COMPENSATION OF EXECUTIVE OFFICERS

    - Stock options were awarded to the executive officers and others, on August 23, 1994, for the purpose of providing an incentive for managing the continuing performance and value of the company. The awards, as recommended by the Chief Executive Officer, were approved by the Board of Directors Committee on Executive Compensation on July 31, 1994.

    - Individual executive officer bonus awards were determined by corporate performance (actual value creation vs. planned value creation), by unit performance, and by individual performance. The awards, as recommended by the Chief Executive Officer, were approved by the Board of Directors Committee on Executive Compensation on July 30, 1995.

    - Base salary performance increases for certain corporate executive officers were approved by the Board of Directors Committee on Executive Compensation, on July 31, 1994. Additional increases were approved by the Committee on January 29, 1995. The individual increases, as recommended by the Chief Executive Officer and approved by the Committee, were based on individual performance and competitive salary survey data.

    - A. Peter Held became a member of the Committee on Executive Compensation on July 30, 1995.

                                      Committee on Executive Compensation:

                                      Aloysius T. McLaughlin, Jr.,  Chairman
                                      Warren H. Hollinshead
                                      A. Peter Held

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The following graph compares cumulative total stockholder return on the Corporation's Capital Stock with the cumulative total stockholder return on the common equity of the companies in the Standard & Poor's Mid-Cap 400 Market Index (the "S&P Mid-Cap") and a peer group of companies determined by the Corporation (the "Peer Group") for the period from July 1, 1990 to June 30, 1995. The Peer Group consists of the following companies: Acme-Cleveland Corp.; Binks Manufacturing Co. Inc.; Brown & Sharpe Manufacturing Co.; Cincinnati Milacron Inc.; Federal Screw Works Inc.; Federal-Mogul Corp.; Gleason Corp.; Kaydon Corp.; Monarch Machine Tool Co. Inc.; Newcor Inc.; Regal-Beloit Corp.; Snap-On Tools Corp.; SPS Technologies Inc.; L S Starrett Co. Inc.; and Timken Co. Inc.

     Measurement Period          KENNAMETAL
    (Fiscal Year Covered)            INC        S&P MID- CAP     PEER GROUP
1990                               100             100             100
1991                               107.06          112.84           87.90
1992                               106.70          133.78           95.95
1993                               108.5           164.13          124.04
1994                               163.85          164.03          124.67
1995                               234.70          200.68          143.85

The above graph assumes a $100 investment on July 1, 1990, in each of the Kennametal Capital Stock, the S & P Mid-Cap and the Peer Group, and further assumes the reinvestment of all dividends.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth each person or entity who may be deemed to have beneficial ownership of more than 5% of the outstanding Capital Stock of the Corporation based upon information available to the Corporation as of September 5, 1995.

                                                                PERCENT OF
                                               NUMBER OF       OUTSTANDING
             NAME AND ADDRESS                   SHARES       CAPITAL STOCK(1)
-------------------------------------------    ---------     ----------------
Fidelity Management & Research Company         2,962,116(2)        11.13%
  82 Devonshire Street
  Boston, MA 02109

---------

(1) Based on the number of shares outstanding as of September 5, 1995.

(2) According to a Schedule 13G amendment filed in February 1995, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of the shares as investment adviser to several registered investment companies. The stock ownership of one investment company, Fidelity Magellan Fund, amounted to 2,648,277 shares, or 10%, of the Capital Stock outstanding. Edward C. Johnson, III, Chairman of FMR Corp., FMR Corp. and the Fidelity Funds each has sole power to dispose of the 2,962,116 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson, III has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds; such power resides with the Fidelity Funds' Board of Trustees.


                              CERTAIN TRANSACTIONS

     In connection with the acquisition by the Corporation of all of the stock of J&L America, Inc. ("J&L") on January 4, 1990, the Corporation entered into certain transactions with Joel H. Shapiro and Irwin L. Elson, the selling shareholders, each of whom was an officer and director of J&L and became a Vice President of the Corporation. Effective August 1, 1994, Joel H. Shapiro and Irwin L. Elson retired from their positions as Vice Presidents of the Corporation and as officers of J&L, but Mr. Elson remains a director of J&L.

     Real Estate: J&L leases its Corporate Headquarters office and warehouse space in Livonia, Michigan, from a partnership consisting of Joel H. Shapiro, Irwin L. Elson, and other unrelated partners. The initial term of the lease commenced on January 1, 1991, and continues to December 31, 2000. During the fiscal year ended June 30, 1995, J&L made aggregate lease payments under this lease to that partnership of $587,460.

     J&L also leases office and warehouse space in Mt. Prospect, Illinois, from a general partnership comprised of Joel H. Shapiro, Irwin L. Elson, and an unrelated individual. The initial lease term commenced on August 1, 1988, and terminates on December 31, 1998. During the fiscal year ended June 30, 1995, J&L made aggregate lease payments under that lease to that partnership of $272,405.

     Noncompetition Agreements: As part of their employment agreements with the Corporation, Joel H. Shapiro and Irwin L. Elson each agreed not to compete with the Corporation in the business conducted by J&L, or any related business, for a period of five (5) years from the date of the acquisition in exchange for annual payments that equal, when aggregated over the five-year period, $5 million for each individual.

                APPROVAL OF PERFORMANCE BONUS STOCK PLAN OF 1995

     On July 31, 1995, the Board of Directors of the Corporation (the "Board") authorized the adoption, subject to shareholder approval, of the Performance Bonus Stock Plan of 1995 (the "Plan").

     Executive officers (who may also be members of the Board) are eligible to receive awards under the Plan and therefore each of them has a personal interest in the approval of the Plan.

SUMMARY OF THE PLAN

     The principal features of the Plan are described below. The full text of the Plan is annexed hereto as Exhibit A and should be referred to for a complete description of its provisions.

     Generally. The Plan provides that the Committee, as hereinafter defined, will determine which of the Corporation's, or any of its subsidiaries', then existing performance-based bonus compensation plans for management and/or senior executives will be eligible for participation in the Plan. Once a plan is determined to be eligible (a "Management Performance Bonus Plan"), each participant in a Management Performance Bonus Plan will be eligible: (a) to elect to receive shares of Capital Stock in lieu of cash bonus compensation; and/or (b) through an election under any Corporation deferred compensation plan ("Deferred Compensation Plan"), to receive stock credits credited to an account established for such participant (the "Stock Credit"). Each Stock Credit is equivalent to one share of Capital Stock.

     Purposes. The purposes of the Plan are to provide an incentive to Corporation executives to increase their ownership of Capital Stock and to promote this goal by establishing stock as an alternative method by which executives may elect to be compensated.

     Administration. The Plan shall be administered by a committee of the Board (the "Committee"). Unless determined otherwise by the Board, the Committee on Executive Compensation of the Board shall administer the Plan. The Plan vests broad powers in the Committee to administer and interpret the Plan.

     Eligibility. An individual that is eligible to participate in a Management Performance Bonus Plan (the "Participant") shall be eligible to participate in the Plan: provided, however, that in the event that the amount of bonus compensation payable to a Participant pursuant to a Management Performance Bonus Plan ("Bonus Compensation") with respect to a fiscal year of the Corporation (the "Plan Year") is less than One Thousand U.S. Dollars $1,000 or the equivalent in another currency, then such Participant shall not be eligible to participate in the Plan for such Plan Year. It is not possible to indicate the number of persons who may receive awards under the Plan or the amount of benefits that may be received or allocated pursuant to the Plan because selection for participation in a Management Performance Bonus Plan is determined on a case by case basis and those eligible to participate in the Plan have discretion as to their level of participation in the Plan.

     Capital Stock Subject to the Plan. The maximum number of shares of Capital Stock that may be issued pursuant to the Plan is 750,000. Capital Stock to be issued under the Plan may be either authorized and unissued shares of Capital Stock or shares of Capital Stock held in treasury by the Corporation.

     Elections to Receive Capital Stock. Any Participant may elect to receive Capital Stock under this Plan in lieu of all or a portion of the Bonus Compensation otherwise payable to such Participant in any Plan Year beginning with the Plan Year commencing July 1, 1995 (a "Stock Acquisition Election"); provided, however, that the percentage amount of Bonus Compensation applicable to an election must be in increments of ten percent (10%) and may not be less than ten percent (10%) of the total Bonus Compensation payable to the Participant with respect to the Plan Year or relate to Bonus Compensation less than One Thousand U.S. Dollars ($1,000) or the equivalent if payable in another currency (the "Minimum Election").

     Formula for Receipt of Capital Stock. If a Participant makes a Stock Acquisition Election, the Participant shall receive, on the date that the Bonus Compensation otherwise would have been paid: (i) the number of shares of Capital Stock equal to that portion of the Bonus Compensation designated in a Stock Acquisition Election divided by the average of the highest and lowest sales prices of the Capital Stock as reported on the New York Stock Exchange for that date in question the ("Fair Market

Value"), rounded up to the nearest whole share (the "Capital Stock Award"); plus
(ii) the Capital Stock Award multiplied by a percentage amount to be determined annually by the Committee (the "Stock Premium Percentage"). The Stock Premium Percentage shall not exceed twenty-five percent (25%).

     Elections to Receive Stock Credits. Any Participant may elect to receive Stock Credits under this Plan with respect to all or a portion of the Bonus Compensation that is deferred by the Participant pursuant to a Deferred Compensation Plan ("Deferred Bonus Compensation") in any Plan Year beginning with the Plan Year commencing July 1, 1995 (a "Stock Credit Election"); provided, however, the participant must meet the requirements of a Minimum Election.

     Formula for Receipt of Stock Credit. If a Participant makes a Stock Credit Election, an account established for the Participant and maintained by the Corporation shall be credited with: (i) that number of Stock Credits equal to the Deferred Bonus Compensation divided by the Fair Market Value (the "Stock Credit Award"); plus (ii) that number of Stock Credits equal to the Stock Credit Award multiplied by a percentage amount to be determined annually by the Committee (the "Stock Credit Premium Percentage"), which percentage may be different from the Stock Premium Percentage. The Stock Credit Premium Percentage shall not exceed twenty-five percent (25%).

     Restricted Period. The Committee may, in its sole discretion, establish a period of time (the "Restricted Period") that all or any portion of the shares of the Capital Stock Award issued pursuant to the Stock Credit Election, or shares of Capital Stock distributed in payment for Stock Credits may not be sold, assigned, transferred, pledged or otherwise disposed of. Shares of Capital Stock subject to a Restricted Period (the "Restricted Stock") shall be represented by a stock certificate registered in the name of the Participant which, in the discretion of the Committee, could either be held in the custody of the Corporation until the end of the Restricted Period applicable to such shares or bear a restrictive legend. Except for the limitations described above, a Participant shall have all the rights of a shareholder of the Corporation with respect to Restricted Stock, including the right to vote the shares.

     Terms and Conditions of Election. A Stock Acquisition Election or Stock Credit Election (an "Election") shall be subject to the following terms and conditions.

          (a) An Election shall be in writing and shall be irrevocable; and

          (b) An Election may be made on or before December 31, 1995, to take effect for the Plan Year ending on June 30, 1996; thereafter an Election shall be effective for any Plan Year only if made at such time as the Committee in its discretion shall determine; provided, however, that such an election must occur at least six (6) months prior to the date that Bonus Compensation would be paid or otherwise would become payable if it had not been deferred by the Participant.

          (c) An Election shall remain in effect only for the Plan Year to which it applies.

ADJUSTMENT OF STOCK CREDIT ACCOUNTS.

     a. Cash Dividends--As of the date that any cash dividend is paid to stockholders of the Corporation, the Participant's Stock Credit account shall be credited with additional Stock Credits equal to the number of shares of Capital Stock that could have been purchased on that date with the dividends paid on the number of shares of Capital Stock equal to the number of Stock Credits in such Participant's Stock Credit account based on the Fair Market Value of the Capital Stock on that date.

     b. Stock Dividends--In the event that a dividend shall be paid upon the Capital Stock, the number of Stock Credits in each Participant's Stock Credit account shall be adjusted by adding thereto additional Stock Credits equal to the number of shares of Capital Stock which would have been distributable on the Capital Stock represented by Stock Credits if such shares of Capital Stock had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend.

     c. Other Adjustments--The Plan also provides for other adjustments, including mergers and reorganizations and instances where the Board, in its discretion, believes equity requires an adjustment.

     Change in Control. In the event of any threatened or actual change in control of the Corporation, issued and outstanding shares of Capital Stock shall be substituted for the Stock Credits in each Participant's Stock Credit account and such Capital Stock shall be transferred to the deferred compensation trust established under the Deferred Compensation Plan to which the Stock Credits relate.

     Distribution of Stock Credits. As soon as practicable following the date on which the Participant has elected to have the Deferred Bonus Compensation paid pursuant to the applicable Deferred Compensation Plan (the "Distribution Date"), the Corporation shall issue to such Participant that number of shares of Capital Stock equal to the whole number of Stock Credits in such Participant's Stock Credit account to be distributed plus cash equal to the fractional Stock Credits in such account to be distributed multiplied by the Fair Market Value of the Capital Stock as of the Distribution Date; provided, however, that the Committee, in its sole discretion, shall have the right to pay the Participant a cash amount equal to the aggregate value of the whole shares of Capital Stock otherwise distributable with respect to the Stock Credits, in lieu of distributing such shares.

     Distributions on Death. Upon the death of a Participant, any and all restrictions on transferability of Restricted Stock held by or on behalf of such Participant shall lapse, and such shares shall become immediately transferable. In the event of the death of a Participant prior to the Distribution Date of the Stock Credit account to which he or she was entitled shall be converted to cash and distributed in a lump sum to such person or persons or the survivors thereof as the Participant may have designated. In this case, the Participant's Stock Credit account shall be converted to cash by multiplying the number of whole and fractional shares of Capital Stock in the Stock Credit account by the Fair Market Value of the Capital Stock on the date of death.

     Amendment and Discontinuance. The Board may alter, amend, suspend or discontinue the Plan, provided that no such action shall deprive any person without such person's consent of any rights theretofore granted. The Board may, in its discretion, submit any proposed amendment to the Plan to the stockholders of the Corporation for approval and shall submit proposed amendments to the Plan to the stockholders of the Corporation for approval if such approval is required in order for the Plan to comply with Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act") (or any successor rule).

     Compliance with Governmental Regulations. The Corporation shall not be required to issue any Capital Stock or Stock Credits under the Plan prior to compliance with any federal or state law, rule or regulation or the rules of the New York Stock Exchange.

     Non-Alienation of Benefits. No right or interest of a Participant in a Stock Credit account under the Plan may be sold, assigned, transferred, pledged, encumbered or otherwise disposed of except as expressly provided in the Plan; and no interest or benefit of any Participant under the Plan shall be subject to the claims of creditors of the Participant.

     Withholding Taxes. To the extent required by applicable law or regulation, each Participant must arrange with the Corporation for the payment of any federal, state or local income or other tax applicable to the receipt of Capital Stock or Stock Credits under the Plan before the Corporation shall be required to deliver to the Participant a certificate for Capital Stock or distribute cash with respect to a Stock Credit account.

     At the discretion of the Committee, share tax withholding may be permitted. Share tax withholding shall entitle the Participant to elect to satisfy, in whole or in part, any tax withholding obligations in connection with the issuance of shares of Capital Stock pursuant to the Plan by either (i) withholding shares of Capital Stock otherwise issuable to the Participant; or
(ii) accepting delivery of previously owned shares of Capital Stock. Notwithstanding the foregoing, in the case of a Participant subject to

Section 16(a) of the Exchange Act, no such election shall be effective unless made in compliance with any applicable requirements of Rule 16b-3 (or any successor rule) that must be satisfied in order to exempt the withholding transaction(s) from Section 16(b) of the Exchange Act.

VOTE REQUIRED FOR ADOPTION OF THE PLAN

     Stockholder approval of the Plan is being sought to: (1) comply with the New York Stock Exchange rules; and (2) ensure that awards under the Plan satisfy the conditions of Rule 16b-3 of the Exchange Act.

     The affirmative vote of holders of at least a majority of the shares of Capital Stock present and entitled to vote at the annual meeting is required for approval of the Plan. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PERFORMANCE BONUS STOCK PLAN OF 1995.

                              ELECTION OF AUDITORS

     Unless otherwise directed by the stockholders, proxies will be voted for the election of Arthur Andersen LLP as the Corporation's independent auditors for the fiscal year ending June 30, 1996. The affirmative vote of the holders of at least a majority of the shares voting at the annual meeting is required to elect such firm as auditors. Representatives of Arthur Andersen LLP are expected to be present at the meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ARTHUR ANDERSON LLP AS THE CORPORATION'S AUDITORS.

                   FORM 10-K ANNUAL REPORT TO THE SECURITIES
                            AND EXCHANGE COMMISSION

     COPIES OF THE ANNUAL REPORT (FORM 10-K) OF THE CORPORATION FOR THE FISCAL YEAR ENDED JUNE 30, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE AVAILABLE TO STOCKHOLDERS AFTER SEPTEMBER 28, 1995. A STOCKHOLDER MAY OBTAIN ONE WITHOUT CHARGE BY WRITING TO: CHIEF FINANCIAL OFFICER, KENNAMETAL INC., P.O. BOX 231, LATROBE, PENNSYLVANIA 15650.

                                 OTHER MATTERS

     The Corporation knows of no other matters to be presented for action at the annual meeting. However, if any other matters should properly come before the meeting, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the persons acting as proxies.

     The Corporation will pay the expense in connection with the printing, assembling and mailing of the notice of meeting, this Proxy Statement and the accompanying form of proxy to the holders of Capital Stock of the Corporation. In addition to the use of the mails, proxies may be solicited by directors, officers or employees of the Corporation personally or by telephone or telex or facsimile. The Corporation may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals and will reimburse such persons for their expense in so doing. In addition, the Corporation has retained the services of Georgeson & Company Inc., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians, nominees, other fiduciaries and other stockholders of the Corporation. The fees and expenses of that firm in connection with such solicitation are not expected to exceed $20,000.

STOCKHOLDER PROPOSALS AND NOMINATING PROCEDURES

     Stockholders who intend to submit a proposal for inclusion in the Corporation's 1996 Proxy Statement for consideration at the Annual Meeting of the Stockholders of the Corporation to be held in October 1996 must submit such proposal to the attention of the Secretary of the Corporation at the address of its executive offices no later than May 25, 1996. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission and must contain certain information specified in the By-Laws of the Corporation.

     The By-Laws of the Corporation require that all stockholder proposals to be submitted at the Annual Meeting but not included in the Corporation's Proxy Statement be submitted to the Secretary of the Corporation at the address of its executive offices prior to July 1, 1996, together with certain information specified in the By-Laws. The By-Laws of the Corporation also require that nominations for directors to be elected at the 1996 Annual Meeting, other than those made by the Board, be submitted to the Secretary of the Corporation no earlier than May 1, 1996 and prior to July 1, 1996. The By-Laws require that notice of such nominations contain certain information regarding the nominee and certain information regarding the nominating stockholder. Any stockholder may obtain a copy of the applicable By-Law from the Secretary of the Corporation upon written request.

                                                                       EXHIBIT A

                                KENNAMETAL INC.

                      PERFORMANCE BONUS STOCK PLAN OF 1995

                                   ARTICLE I

                               GENERAL PROVISIONS

     SECTION 1.1. ESTABLISHMENT AND PURPOSE. There is hereby established the Kennametal Inc. (the "Corporation") Performance Bonus Stock Plan of 1995 (the "Plan") pursuant to which each participant in a Management Performance Bonus Plan (as defined herein) shall be eligible: (a) to elect to receive shares of the Corporation's capital stock, par value $1.25 per share (the "Capital Stock"), in lieu of cash bonus compensation; and/or (b) through an election to defer receipt of compensation to be earned by such participant made under any Corporation deferred compensation plan or arrangement ("Deferred Compensation Plan"), to have Stock Credits (as hereinafter defined) credited to an account ("Stock Credit Account") established for such participant by the Corporation. The purposes of the Plan are to provide an incentive to Corporation executives to increase their ownership of Capital Stock and to promote this goal by establishing stock as an alternative method by which managers and/or senior executives may elect to be compensated.

     SECTION 1.2. DEFINITIONS. In addition to the terms previously or hereafter defined herein, the following terms when used herein shall have the meaning set forth below:

     "BOARD" shall mean the Board of Directors of the Corporation.

     "BONUS COMPENSATION" shall mean all remuneration designated as bonus compensation that is earned by a Participant (as defined below) pursuant to a Management Performance Bonus Plan.

     "COMMITTEE" shall mean the committee of the Board appointed by the Board to administer the Plan. Unless otherwise determined by the Board, the Committee shall be the Committee on Executive Compensation of the Board.

     "DEFERRED BONUS COMPENSATION" shall mean all Bonus Compensation that is deferred by a Participant pursuant to a Deferred Compensation Plan.

     "FAIR MARKET VALUE" shall mean, as of any date, the average of the highest and lowest sales prices for the Capital Stock as reported in the New York Stock Exchange-Composite Transactions reporting system for the date in question or, if no sales were effected on such date, on the next preceding date on which sales were effected.

     "MANAGEMENT PERFORMANCE BONUS PLAN" shall mean any performance-based bonus compensation plan for management and/or senior executives of the Corporation or its subsidiaries which the Committee has determined to be then eligible for participation in the Plan.

     "NON-DEFERRED BONUS COMPENSATION" shall mean all Bonus Compensation that is not deferred by a Participant pursuant to a Deferred Compensation Plan.

     "PARTICIPANT" shall mean any employee of the Corporation or any of its subsidiaries who is eligible to participate in a Management Performance Bonus Plan.

     "PLAN YEAR" shall mean the Corporation's fiscal year.

     "STOCK CREDIT" shall mean a credit that is equivalent to one share of Capital Stock.

     SECTION 1.3. ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall serve at the pleasure of the Board. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members of the Committee present at any meeting at which a quorum is present, or acts approved in writing by a majority of the members of the Committee, shall be deemed the acts of the Committee. The Committee is authorized to interpret and construe the Plan, to make all determinations and take all other actions necessary or advisable for the administration of the Plan, and to delegate to employees of the Corporation or any subsidiary the authority to perform administrative functions under the Plan.

     SECTION 1.4. ELIGIBILITY. An individual who is a participant in a Management Performance Bonus Plan shall be eligible to participate in the Plan. Notwithstanding the foregoing, in the event that the Bonus Compensation payable with respect to a Plan Year is less than One Thousand U.S. Dollars ($1,000), or the equivalent if payable in another currency, then such individual shall not be eligible to participate in the Plan for such Plan Year and any Bonus Compensation shall be paid in cash.

     SECTION 1.5. CAPITAL STOCK SUBJECT TO THE PLAN. The maximum number of shares of Capital Stock that may be issued pursuant to the Plan is 750,000. Capital Stock to be issued under the Plan may be either authorized and unissued shares of Capital Stock or shares of Capital Stock held in treasury by the Corporation.

                                   ARTICLE II
                          ELECTIONS AND DISTRIBUTIONS

     SECTION 2.1. ELECTIONS TO RECEIVE CAPITAL STOCK FROM COMPENSATION. Any Participant may elect to receive Capital Stock under this Plan in lieu of all or a portion of the Non-Deferred Bonus Compensation otherwise payable to such Participant in any Plan Year beginning with the Plan Year commencing July 1, 1995 (a "Stock Acquisition Election"); provided, however, that the percentage amount of Bonus Compensation subject to such an election must be in increments of ten percent (10%) and may not be less than ten percent (10%) of the Bonus Compensation earned by the Participant with respect to the Plan Year or relate to Bonus Compensation below One Thousand U.S. Dollars ($1,000), or the equivalent if payable in another currency. If a Participant makes a Stock Acquisition Election, the Participant shall receive, as of the date that the Bonus Compensation otherwise would have been paid: (i) the number of shares of Capital Stock that could have been purchased on that date based on the amount of Bonus Compensation subject to the Stock Acquisition Election and the Fair Market Value of the Capital Stock on that date, rounded to the nearest whole share; and
(ii) a number of shares of Capital Stock equal to the product of the number of shares awarded pursuant to Section 2.1(i) above multiplied by a percentage amount to be determined annually by the Committee (the "Stock Premium Percentage") rounded to the nearest whole share. The Stock Premium Percentage shall not exceed twenty-five percent (25%). In the absence of a Stock Acquisition Election, all Bonus Compensation not deferred as Stock Credits pursuant to Section 2.2 hereof or otherwise deferred pursuant to a Deferred Compensation Plan shall be paid to the Participant in cash in accordance with the Corporation's policies and procedures. Certificates for Capital Stock acquired by the Participant pursuant to a Stock Acquisition Election shall be issued as soon as practicable following the award of Bonus Compensation.

     SECTION 2.2. ELECTIONS TO RECEIVE STOCK CREDITS FROM DEFERRED COMPENSATION. Any Participant may elect to receive Stock Credits under this Plan with respect to all or a portion of the Deferred Bonus Compensation credited to the Participant in any Plan Year beginning with the Plan Year commencing July 1, 1995 (a "Stock Credit Election"); provided, however, that the percentage amount of Bonus Compensation subject to such an election must be in increments of ten percent (10%) and may not be less than 10% of the total Bonus Compensation earned by the Participant with respect to a Plan Year or relate to Bonus Compensation below One Thousand U.S. Dollars ($1,000), or the equivalent if payable in another currency. If a Participant makes a Stock Credit Election, a Stock Credit Account established for the Participant and maintained by the Corporation shall be credited with:
(i) that number of Stock Credits equal to the number of shares of Capital Stock (including fractions of a share to four decimal places) that could have been purchased with the amount of Deferred Bonus Compensation subject to a Stock Credit Election based on the Fair Market Value of the Capital Stock on the date that the Bonus Compensation would otherwise have been paid if it had not been deferred; and (ii) that number of Stock Credits equal to the product of the number of Stock Credits awarded pursuant to Section 2.2(i) above multiplied by a percentage amount to be determined annually by the Committee, which percentage may be different from the Stock Premium Percentage (the "Stock Credit Premium Percentage"). The Stock Credit Premium Percentage shall not exceed twenty-five percent (25%).

     SECTION 2.3 RESTRICTED PERIOD. The Committee may, in its sole discretion, establish a period of time (the "Restricted Period") that all or any portion of the shares of Capital Stock issued pursuant to a Stock Acquisition Election or shares of Capital Stock distributed with respect to Stock Credits pursuant to
Section 2.7 hereof may not be sold, assigned, transferred, pledged or otherwise disposed of. Shares of Capital Stock subject to a Restricted Period ("Restricted Stock") shall be represented by a stock certificate registered in the name of the Participant which, in the discretion of the Committee, could be either held in the custody of the Corporation until the end of the Restricted Period applicable to such shares or bear a restrictive legend. Except for the limitations described above, a Participant shall have all the rights of a stockholder of the Corporation with respect to Restricted Stock, including the right to vote such shares.

     SECTION 2.4. TERMS AND CONDITIONS OF ELECTION. A Stock Acquisition Election or Stock Credit Election (an "Election") shall be subject to the following terms and conditions.

     (a) An Election shall be in writing and shall be irrevocable; and

     (b) An Election may be made on or before December 31, 1995, to take effect for the Plan Year ending on June 30, 1996; thereafter an Election shall be effective for any Plan Year only if made at such time as the Committee in its discretion shall determine; provided, however that such election must occur at least six (6) months prior to the date that Bonus Compensation would be paid or otherwise would become payable if it had not been deferred by the Participant.

     (c) An Election shall remain in effect only for the Plan Year to which it applies.

     SECTION 2.5. ADJUSTMENT OF STOCK CREDIT ACCOUNTS.

     (a) Cash Dividends--As of the date that any cash dividend is paid to stockholders of the Corporation, the Participant's Stock Credit Account shall be credited with additional Stock Credits equal to the number of shares of Capital Stock (including fractions of a share to four decimal places) that could have been purchased on that date with the dividends paid on the number of shares of Capital Stock equal to the number of Stock Credits in such Participant's Stock Credit Account based on the Fair Market Value of the Capital Stock on that date.

     (b) Stock Dividends--In the event that a stock dividend shall be paid upon the Capital Stock, the number of Stock Credits in each Participant's Stock Credit Account shall be adjusted by adding thereto additional Stock Credits equal to the number of shares of Capital Stock which would have been distributable on the Capital Stock represented by Stock Credits if such shares of Capital Stock had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend.

     (c) Other Adjustments--In the event that the outstanding shares of Capital Stock of the Corporation shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted, for the shares of Capital Stock represented by Stock Credits, the number and kind of shares of stock or other securities which would have been substituted therefor if such shares of Capital Stock had been outstanding on the date fixed for determining the stockholders entitled to receive such changed or substituted stock or other securities.

         In the event there shall be any change, other than specified in this
         Section 2.5, in the number or kind of outstanding shares of Capital Stock of the Corporation or of any stock or other securities into which such Capital Stock shall be changed or for which it shall have been exchanged, then, if the Board shall determine, in its discretion, that such change equitably requires an adjustment in the number of Stock Credits or the Capital Stock represented by such Stock Credits, such adjustment shall be made by the Board and shall be effective and binding for all purposes of the Plan and on each outstanding Stock Credit Account.

     SECTION 2.6. CHANGE IN CONTROL. In the event of any threatened or actual change in control of the Corporation (as set forth in any Deferred Compensation Plan to which the Stock Credits relate), issued and outstanding shares of Capital Stock shall be substituted for the Stock Credits in each Participant's Stock Credit Account and such Capital Stock shall be transferred to the deferred compensation trust established under the Deferred Compensation Plan to which the Stock Credits relate.

     SECTION 2.7. DISTRIBUTION OF STOCK CREDITS. As soon as practicable following the date on which the Participant has elected to have the Deferred Bonus Compensation paid pursuant to the applicable Deferred Compensation Plan (the "Distribution Date"), the Corporation shall issue to such Participant that number of shares of Capital Stock equal to the whole number of Stock Credits in such Participant's Stock Credit Account to be distributed and cash equal to the fractional Stock Credits in such account to be distributed multiplied by the Fair Market Value of the Capital Stock as of the Distribution Date provided, however, that the Committee, in its sole discretion, shall have the right to pay the Participant a cash amount equal to the aggregate value of the whole shares of Capital Stock otherwise distributable with respect to the Stock Credits, in lieu of distributing such shares.

     SECTION 2.8. DISTRIBUTIONS ON DEATH. Upon the death of a Participant, any and all restrictions on transferability of Restricted Stock held by or on behalf of such Participant shall lapse and such shares shall become immediately transferable. In the event of the death of a Participant prior to the Distribution Date, the Stock Credit Account to which he or she was entitled shall be converted to cash and distributed in a lump sum to such person or persons or the survivors thereof, including corporations, unincorporated associates or trusts, as the Participant may have designated. All such designations shall be made in writing, signed by the Participant and delivered to the Corporation. A Participant may from time to time revoke or change any such designation by written notice to the Corporation. If there is no unrevoked designation on file with the Corporation at the time of the Participant's death, or if the person or persons designated therein shall have all predeceased the Participant or otherwise ceased to exist, such distributions shall be made to the estate of the Participant. Such distributions shall be made as soon as practicable following notification to the Corporation of the Participant's death. In this case, the Participant's Stock Credit Account shall be converted to cash by multiplying the number of whole and fractional shares of Capital Stock to which the Participant's Stock Credit Account is equivalent by the Fair Market Value of the Capital Stock on the date of death.

                                  ARTICLE III
                            MISCELLANEOUS PROVISIONS

     SECTION 3.1. AMENDMENT AND DISCONTINUANCE. The Board may alter, amend, suspend or discontinue the Plan, provided that no such action shall deprive any person without such person's consent of any rights theretofore granted pursuant hereto. The Board may, in its discretion, submit any proposed amendment to the Plan to the stockholders of the Corporation for approval and shall submit proposed amendments to the Plan to the stockholders of the Corporation for approval if such approval is required in order for the Plan to comply with Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act") (or any successor rule).

     SECTION 3.2. COMPLIANCE WITH GOVERNMENTAL REGULATIONS. Notwithstanding any provision of the Plan or the terms of any agreement entered into pursuant to the Plan, the Corporation shall not be required to issue any Capital Stock or Stock Credits hereunder prior to registration of the shares subject to the Plan under the Securities Act of 1933 or the Exchange Act, if such registration shall be necessary, or before compliance by the Corporation or any Participant with any other provisions of either of those acts or of regulations or rulings of the Securities and Exchange Commission thereunder, or before compliance with other federal and state laws and regulations and rulings thereunder, including the rules of the New York Stock Exchange, Inc. The Corporation shall use its best efforts to effect such registrations and to comply with such laws, regulations and rulings forthwith upon advice by its counsel that any such registration or compliance is necessary.

     SECTION 3.3. COMPLIANCE WITH SECTION 16. With respect to persons subject to Section 16(a) of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 (or its successor rule). To the extent that any provision of the Plan or any action by the Board or the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and to the extent deemed advisable by the Committee.

     SECTION 3.4. NON-ALIENATION OF BENEFITS. No right or interest of a Participant in a Stock Credit Account under the Plan may be sold, assigned, transferred, pledged, encumbered or otherwise disposed of except as expressly provided in the Plan; and no interest or benefit of any Participant under the Plan shall be subject to the claims of creditors of the Participant.

     SECTION 3.5. WITHHOLDING TAXES. To the extent required by applicable law or regulation, each Participant must arrange with the Corporation for the payment of any federal, state or local income or other tax applicable to the receipt of Capital Stock or Stock Credits under the Plan before the Corporation shall be required to deliver to the Participant a certificate for Capital Stock or distribute cash with respect to a Stock Credit Account.

     At the discretion of the Committee, share tax withholding may be permitted. Share tax withholding shall entitle the Participant to elect to satisfy, in whole or in part, any tax withholding obligations in connection with the issuance of shares of Capital Stock pursuant to the Plan by either (i) withholding shares of Capital Stock otherwise issuable to the Participant; or
(ii) accepting delivery of previously owned shares of Capital Stock. Notwithstanding the foregoing, in the case of a Participant subject to Section 16(a) of the Exchange Act, no such election shall be effective unless made in compliance with any applicable requirements of Rule 16b-3 (or any successor rule) that must be satisfied in order to exempt the withholding transaction(s) from Section 16(b) of the Exchange Act.

     SECTION 3.6. FUNDING. Except as provided in Section 2.6 hereof, no obligation of the Corporation under the Plan shall be secured by any specific assets of the Corporation, nor shall any assets of the Corporation be designated as attributable or allocated to the satisfaction of any such obligation. To the extent that any person acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of any unsecured creditor of the Corporation.

     SECTION 3.7. GOVERNING LAW. The Plan shall be governed by and construed and interpreted in accordance with the internal laws of the Commonwealth of Pennsylvania.

     SECTION 3.8. EFFECTIVE DATE OF THE PLAN. The Plan shall become effective upon approval and adoption of the Plan by the holders of a majority of the shares of Capital Stock present at the 1995 annual meeting of stockholders.

I. ELECTION OF DIRECTORS FOR TERMS TO EXPIRE IN 1998

  VOTE FOR ALL          WITHHOLD          Nominees: A. Peter Held, Aloysius T. McLaughlin, Larry Yost
    NOMINEES           AUTHORITY          (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEES, WRITE THE
  LISTED (EXCEPT      TO VOTE FOR         NOMINEE'S NAME ON THE LINE PROVIDED BELOW:)
   AS SHOWN TO         ALL NOMINEES
  THE CONTARY)           LISTED.

      0                    0              ______________________________________________________________________________________


II. ELECTION OF AUDITORS                                                     III. APPROVAL OF PERFORMANCE BONUS STOCK
                                                                                  PLAN OF 1995

          FOR      AGAINST    ABSTAIN                                                     FOR      AGAINST    ABSTAIN

           0          0          0                                                         0          0          0


                   This Proxy when properly executed will be voted in the manner directed herein. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES IN ITEM 1 ABOVE, FOR THE ELECTION OF AUDITORS AND FOR APPROVAL OF THE PERFORMANCE BONOUS STOCK PLAN OF 1995. THE PROXIES ARE AUTHORIZED, IN ACCORDANCE WITH THEIR JUDGMENT, TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

                   Dated: ____________________________, 1995

                   _________________________________________

                   _________________________________________

                   Sign exactly as addressed, but if executed for a corporation, minor, etc., sign that name and signature and capacity of authorized signer.



"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"

                             FOLD AND DETACH HERE


                                                               KENNAMETAL INC.

September 22, 1995

Dear Kennametal Inc. Stockholder:

The 1995 Annual Meeting of the Stockholders of Kennametal Inc. will be held at 2:00 p.m. on Monday, October 30, 1995, at the Corporate Technology Center, located on Route 981 South, approximately 1/4 mile south of its intersection with U.S. Route 30 near Latrobe, Unity Township, Pennsylvania. I cordially invite you to attend. Whether or not you plan to attend the meeting, please detach the proxy above, complete it, and return it in the enclosed envelope. Your vote is important to us.

Sincerely,

Quentin C. McKenna
Chairman of the Board
Kennametal Inc.

PROXY                                                                  PROXY


                               KENNAMETAL INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION


        The undersigned hereby appoints Quentin C. McKenna, William R.
Newlin and Richard C. Alberding, and each of them with power of substitution in each, as proxies to represent the undersigned at the annual meeting of the stockholders of Kennametal Inc. to be held at the Corporate Technology Center, located on Route 981 South, approximately 1/4 mile south of its intersection with U.S. Route 30 near Latrobe, Unity Township, Pennsylvania, on Monday, October 30, 1995 at 2:00 p.m., and at any adjournments thereof, to vote the same number of shares and as fully as the undersigned would be entitled to vote if then personally present (including the power to vote cumulatively in the election of directors as explained in the Proxy Statement) in the manner directed by the undersigned as follows:


    THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN
   ITEM 1, FOR THE ELECTION OF AUDITORS AND FOR APPROVAL OF THE PERFORMANCE
                          BONUS STOCK PLAN OF 1995.

                                  (over)



                               FOLD AND DETACH HERE